Exhibit 99.1

Liberty Media Corp. Announces When-Issued Trading and Trading Symbol Information in Connection with Upcoming Distribution of Series C Common Stock

ENGLEWOOD, Colo., July 7, 2014 - Liberty Media Corporation (Nasdaq: LMCA and LMCB) (“Liberty”) has been advised by Nasdaq that, in connection with Liberty’s upcoming issuance of shares of its Series C common stock by means of a dividend (the “Dividend”), the Series C common stock will trade on a when-issued basis on the Nasdaq Global Select Market under the symbol “LMCKV” from July 8, 2014 through July 23, 2014. Shares of Series C common stock are expected to be issued to holders of record of Liberty’s Series A common stock and Series B common stock as of 5:00 p.m., New York City time, on July 7, 2014. However, because Nasdaq has established July 24, 2014 as the ex-dividend date for the Dividend, and as a result of related “due bill” trading procedures, persons acquiring shares of Liberty’s Series A common stock and Series B common stock in the market through July 23, 2014 will still receive shares of Series C common stock in the Dividend. Liberty currently anticipates that the payment date for the Dividend will be 5:00 p.m., New York City time, on July 23, 2014. Liberty expects that the Series C common stock will begin trading in the regular way on the Nasdaq Global Select Market under the symbol “LMCK” beginning on July 24, 2014.

About Liberty Media Corporation
Liberty Media Corporation owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries Sirius XM Holdings, Inc., Atlanta National League Baseball Club, Inc. and TruePosition, Inc., its interests in Charter Communications and Live Nation, and minority equity investments in Time Warner Inc., Time Warner Cable, and Viacom.

Liberty Media Corporation
Courtnee Ulrich, 720-875-5420